Exhibit 99.2

Company Contact:	Investor Relations Contact:

Stephen Jones	Lippert / Heilshorn & Associates

Vice President — Investor Relations	Kirsten Chapman / David Barnard

217-258-9522	415-433-3777

investor.relations@consolidated.com	David@lhai-sf.com
Consolidated Communications Holdings, Inc. Announces
Underwriters’ Exercise of Over-Allotment Option
Mattoon, IL – July 29, 2005 – Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) today announced that the underwriters of its public offering of common stock have exercised their over-allotment option in full to purchase an additional 2,350,000 shares of common stock from the selling stockholders at the initial public offering price of $13.00 per share, less the underwriters discount. The company will not receive any proceeds from this sale. The closing date of the transaction will be August 2, 2005.
Credit Suisse First Boston LLC and Citigroup acted as the lead book-running managers of our initial public offering. Banc of America Securities LLC, Deutsche Bank Securities, Lehman Brothers and Wachovia Securities also acted as managers of our initial public offering.
This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction or state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction or state. The offering of the securities is made only by means of a prospectus, copies of which may be obtained by contacting Credit Suisse First Boston, One Madison Avenue, Prospectus Department, New York, New York 10010-3629 (212-325-2580) or Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220 (718-765-6732).
About Consolidated Communications
Consolidated Communications Holdings, Inc. is an established rural local exchange company (RLEC) providing communications services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in their local markets for over 100 years. With approximately 253,000 local access lines and approximately 31,000 digital subscriber lines (DSL), Consolidated Communications offers a wide range of telecommunications services, including local dial tone, custom calling features, private line services, long distance, dial-up and high-speed Internet access, carrier access and billing and collection services. Consolidated Communications is the 15th largest local telephone company in the United States.
Safe Harbor
This release may contain forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements reflect, among other things, management’s current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. See “Risk Factors” in the prospectus for this offering. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Consolidated Communications, Inc. does not undertake any obligation to update or review any such forward-looking information, whether as a result of new information, future events or otherwise.